Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

EQT GATHERING HOLDINGS, LLC,

EQT GATHERING, LLC,

EQT CORPORATION,

EQT MIDSTREAM PARTNERS, LP,

EQM GATHERING OPCO, LLC,

EQUITRANS INVESTMENTS, LLC,

and

EQUITRANS, L.P.

Dated as of October 13, 2016

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TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1 — Gathering System

Exhibit A-2 — Easements and Fee Interests

Exhibit A-3 — Non-Operational Assets

Exhibit A-4 — Transferred Contracts

Exhibit B-1 — AVC Pipeline System

Exhibit B-2 — AVC Pipeline Easements and Fee Interests

Exhibit B-3 — AVC Pipeline Contracts

Exhibit C-1 — Rager Storage System

Exhibit C-2 — Rager Storage Contracts

Exhibit D-1 — Form of Conveyance Agreement

Exhibit D-2 — Form of Real Estate Assignment Agreement

Exhibit E — Form of AVC Assignment Agreement

Exhibit F — Form of Rager Assignment Agreement

Exhibit G — Form of Second Amended and Restated Operating Agreement of EQT Energy Supply, LLC

Schedules

EQM Disclosure Schedules

Schedule 3.3 — No Conflict; Required Filings and Consents

Seller Disclosure Schedules

Schedule 4.3 — No Conflict; Required Filings and Consents

Schedule 4.4(a) — Financial Statements

Schedule 4.4(b) — Undisclosed Liabilities

Schedule 4.6 — No Adverse Changes

Schedule 4.7(a) — Licenses; Permits

Schedule 4.7(b) — Licenses; Permits

Schedule 4.8 — Litigation; Laws and Regulations

Schedule 4.10  — Title to Real Property

Schedule 4.11(b) — Condition of Assets

Schedule 4.13 — Taxes

Schedule 4.14 — Environmental Matters

Schedule 4.15 — Contracts

Schedule 4.16 — Insurance

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of October 13, 2016 (the “Closing Date”), but effective as of 12:01 a.m. October 1, 2016 (the “Effective Date”) (this “Agreement”), is made by and among EQT Gathering Holdings, LLC, a Delaware limited liability company (“EQT Gathering Holdings”), EQT Gathering, LLC, a Delaware limited liability company (“EQT Gathering”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQM Gathering Opco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of EQM (“EQM Gathering Opco”), Equitrans Investments, LLC, a Delaware limited liability company and a wholly owned subsidiary of EQM (“Equitrans Investments”), Equitrans, L.P., a Pennsylvania limited partnership and an indirect wholly owned subsidiary of EQM (“Equitrans LP”), and solely for the purpose of Section 6.4 EQT Corporation, a Pennsylvania corporation.

RECITALS

A.                                    EQT Gathering Holdings is currently the sole member of, and owns 100% of the limited liability company interests in Allegheny Valley Connector, LLC, a Delaware limited liability company (the company, “AVC” and such interests, the “AVC Interest”).

B.                                    EQT Gathering Holdings desires to sell and transfer all of the AVC Interest to Equitrans LP pursuant to the terms of this Agreement and the AVC Assignment Agreement (as defined below), and Equitrans LP desires to purchase and acquire the AVC Interest in accordance with the terms of this Agreement and the AVC Assignment Agreement (“AVC Sale”).

C.                                    EQT Gathering Holdings is currently the sole member of, and owns 100% of the limited liability company interests in Rager Mountain Storage Company LLC, a Delaware limited liability company (the company, “Rager” and such interests, the “Rager Interest” and the Rager Interest together with the AVC Interest, the “Subject Interests”).

D.                                    EQT Gathering Holdings desires to sell and transfer all of the Rager Interest to Equitrans Investments pursuant to the terms of this Agreement and the Rager Assignment Agreement (as defined below), and Equitrans Investments desires to purchase and acquire the Rager Interest in accordance with the terms of this Agreement and the Rager Assignment Agreement (the “Rager Sale”).

E.                                     EQT Gathering owns the Assets (as defined below) and desires to sell, transfer, assign and convey to EQM Gathering Opco in accordance with the terms of this Agreement, the Real Estate Assignment Agreement (as defined below) and the Conveyance Agreement (as defined below), and EQM Gathering Opco desires to acquire from EQT Gathering in accordance with the terms of this Agreement, the Real Estate Assignment Agreement and the Conveyance Agreement, the Assets (the “Asset Sale”, and together with the AVC Sale and the Rager Sale, collectively, the “Transactions”).

F.                                      The Conflicts Committee has previously (i) received a fairness opinion from its financial advisor as to the consideration to be paid by EQM in consideration of the Transactions and (ii) found the Transactions to be fair and reasonable to, and in the best interest of, EQM and its public holders of Common Units and recommended that the board of directors of EQM GP (the “Board of Directors”) approve the Transactions and this Agreement, and, subsequently, the Board of Directors has approved the Transactions and this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the AVC Assignment Agreement, the Rager Assignment Agreement, the Real Estate Assignment Agreement, the Conveyance Agreement, the Gas Gathering Agreement and any customary closing certificates.

“Applicable Law” means any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree that relates to a party in a particular context.

“Assets” means the following:

(a)                                 All gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the gas gathering systems generally depicted on Exhibit A-1 (the “Gathering Assets”);

(b)                                 All Contracts, or portions of Contracts, as applicable, by which the Gathering Assets are bound or subject, including gathering agreements (including the Gas Gathering Agreement, as defined below), pipeline agreements, declarations and orders, exchange agreements, and transportation agreements, including those Contracts described in Exhibit A-4 (the “Transferred Contracts”);

(c)                                  All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use primarily in connection with, the Gathering Assets, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit A-2 and Exhibit A-3 (all of the easements and rights of way described in Exhibit A-2 and Exhibit A-3 being referred to as the “Easements”);

(d)                                 All Permits that pertain primarily to the construction, ownership or operation of the Gathering Assets;

(e)                                  All Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the Gathering Assets;

(f)                                   All contractor retainages, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the Gathering Assets or the Asset Liabilities;

(g)                                  All gathering and transportation files, compression files, land files and surveys, Transferred Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the Gathering Assets, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the interests described in subsection (c) above, (y) Transferred Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); (C) any other records to the extent constituting Excluded Assets; and (D) contracts and agreements of no further force and effect as of the Effective Date; and

(h)                                 All cash, cash equivalents and items of working capital, including accounts receivable, associated with the Assets accruing on or after the Effective Date.

Notwithstanding the foregoing or anything to the contrary contained herein, the “Assets” shall not include any of the Excluded Assets.

“Asset Liabilities” means all of the following liabilities and obligations arising out of or relating to the business conducted using any of the Assets, or the ownership, operation or use of the Assets, in either case, arising on or after the Effective Date (except as otherwise provided with respect to the liabilities and obligations identified in clauses (a), (c) and (d) of this definition):

(a)                                 All contractual liabilities and obligations under the Transferred Contracts arising on or after the Effective Date (but also including any liabilities and obligations arising prior to the Effective Date in respect of contractor retainages included in the Assets), other than contractual liabilities and obligations for Indebtedness unless such Transferred Contracts giving rise to contractual liabilities and obligations for Indebtedness are identified on Exhibit A-4;

(b)                                 All liabilities and obligations relating to any customer deposits and customer advances that are Assets;

(c)                                  Unless otherwise provided for in Section 5.3 of this Agreement, all liabilities and obligations associated with the Assets in respect of Taxes for periods commencing on or after the Effective Date; and

(d)                                 All liabilities and obligations (contingent or otherwise) arising out of any claim, litigation or proceeding relating to the ownership or operation of the Assets on or after the Effective Date or the Business conducted or operating using any of the Assets on or after the Effective Date;

provided, however, that the Asset Liabilities shall not include liabilities to the extent relating to the Excluded Assets.

“Asset Sale” has the meaning set forth in the recitals.

“AVC” has the meaning set forth in the preamble.

“AVC Assets” means the following:

(a)                                 All pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the pipelines and storage fields generally depicted on Exhibit B-1 (the “AVC Pipeline Assets”);

(b)                                 All Contracts, or portions of Contracts, as applicable, by which the AVC Pipeline Assets are bound or subject, including pipeline and storage agreements, declarations and orders, exchange agreements, and transportation agreements, including those Contracts described in Exhibit B-3 (the “AVC Pipeline Contracts”);

(c)                                  All of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests, rights of access, all air rights (if any), development rights, rights in, under and adjoining any adjacent highways, and streets and other rights appurtenant to, and used or held for use primarily in connection with, the AVC Pipeline Assets, and any options or similar rights to acquire any of the foregoing, including, without limitation, those easements and fee interests described on Exhibit B-2 (all of the easements and rights of way described in Exhibit B-2 being referred to as the “AVC Pipeline Easements”);

(d)                                 All Permits that pertain primarily to the construction, ownership or operation of the AVC Pipeline Assets;

(e)                                  All Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the AVC Pipeline Assets;

(f)                                   All contractor retainages, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the AVC Pipeline Assets; and

(g)                                  All transportation files, compression files, land files and surveys, AVC Pipeline Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the AVC Pipeline Assets, excluding however, (A) computer software; (B) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (x) title opinions relating to the interests described in subsection (c) above, (y) AVC Pipeline Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); (C) any other records to the extent constituting Excluded Assets; and (D) contracts and agreements of no further force and effect as of the Effective Date.

Notwithstanding the foregoing or anything to the contrary contained herein, the “AVC Assets” shall not include any of the Excluded Assets.

“AVC Assignment Agreement” means that Assignment Agreement substantially in the form of Exhibit E attached hereto, pursuant to which EQT Gathering Holdings will assign the AVC Interest to Equitrans LP.

“AVC FERC Certificate” means the certificate of public convenience and necessity issued pursuant to Section 7 of the Natural Gas Act by the Federal Energy Regulatory Commission authorizing Equitrans L.P. to acquire and operate all of the Allegheny Valley Connector facilities, with the exception of 2 Bcf of working gas capacity leased by Rager Mountain Storage Company, LLC, as set forth in Equitrans L.P., 145 FERC ¶ 61,194 (2013), order amending certificate, 155 FERC ¶ 61,084 (2016).

“AVC Interest” has the meaning set forth in the recitals.

“AVC Sale” has the meaning set forth in the recitals.

“Board of Directors” has the meaning set forth in the recitals.

“Business” means the ownership and operation of the Transferred Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the EQM Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of EQM GP.

“Consideration” means cash in an amount equal to $275,000,000.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conveyance Agreement” means a General Conveyance, Assignment and Bill of Sale to be entered into between EQT Gathering and EQM Gathering Opco with respect to the Assets in substantially the form attached as Exhibit D-1 hereto.

“Cut-off Date” means (i) the Closing Date, in the case of income and similar Taxes, or (ii) the Effective Date, in the case of all other Taxes.

“Disclosure Schedules” means the Seller Disclosure Schedules and the EQM Disclosure Schedules, as the context requires.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Laws” means, all federal, state and local laws, including common law, statutes, rules, regulations, ordinances, judgments, codes, injunctions, decrees,

Environmental Permits and other legally enforceable requirements relating to (a) pollution or protection of the environment, natural resources or threatened, endangered or otherwise protected species, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act, the Pipeline Safety, Regulatory Certainty and Jobs Creation Act of 2011, and any regulations promulgated thereunder, any state or local counterpart laws or regulations and other environmental conservation and protection laws, each as amended through and existing as of the Closing Date.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

“EQM” has the meaning set forth in the preamble.

“EQM Disclosure Schedules” has the meaning set forth in Article III.

“EQM Gathering Opco” has the meaning set forth in the preamble.

“EQM GP” means EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM.

“EQM Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of EQM or its Subsidiaries, taken as a whole or (ii) the ability of EQM, EQM Gathering Opco, Equitrans Investments or Equitrans LP to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether an EQM Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of EQM in the ordinary course of its businesses, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting EQM as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQM, dated as of July 2, 2012, as amended by Amendment No. 1, dated as of July 24, 2014, and Amendment No. 2, dated as of July 23, 2015, and as may be amended further from time to time.

“EQM Period” has the meaning set forth in Section 5.3(c).

“EQM Protected Parties” has the meaning set forth in Section 6.1(a).

“EQT Corporation” means EQT Corporation, a Pennsylvania corporation.

“EQT Gathering” has the meaning set forth in the preamble.

“EQT Gathering Holdings” has the meaning set forth in the preamble.

“EQT Gathering Period” has the meaning set forth in Section 5.3(c).

“EQT Gathering Protected Parties” has the meaning set forth in Section 6.1(b).

“EQT Production Company” means EQT Production Company, a Pennsylvania corporation.

“Equitrans Investments” has the meaning set forth in the preamble.

“Equitrans LP” has the meaning set forth in the preamble.

“Excluded Assets” means any assets of EQT Corporation or any of its Subsidiaries that are not included within the Assets, the AVC Assets or the Rager Assets, which Excluded Assets shall include, without limitation, (i) all cash, cash equivalents and other working capital associated with the Assets, the AVC Assets or the Rager Assets, including cash and all accounts receivable that relate to gathering, transportation and storage services rendered utilizing the Assets, the AVC Assets or the Rager Assets existing prior to the Effective Date, and (ii) all assets of EQT Gathering necessary for the provision of services to EQM and its Subsidiaries under the O&M Agreement.

“Expansions” means the Planned Expansion and the Planned Lateral.

“Final Cost” has the meaning set forth in Section 5.6.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Future AVC Assignments” means any instruments executed and recorded on or following the Closing Date reasonably necessary or appropriate to correct the instruments of transfer of certain rights-of-way that were acquired by AVC from PNG Companies LLC and its affiliates on December 17, 2013 and not properly recorded in certain Pennsylvania counties (the “Defective Transfers”).

“Future AVC Assignments Indemnification” has the meaning given in Section 6.1(c).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Gas Gathering Agreement” means the Gas Gathering Agreement for the Applegate/McIntosh, Taurus and Terra Gathering Systems, effective as of October 1, 2016, by and among EQT Production Company, EQT Energy, LLC, a Delaware limited liability company, and EQT Gathering.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Guaranty” has the meaning set forth in Section 6.4(a).

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) all capitalized lease obligations as determined under GAAP prior to the Closing Date, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness prior to the Closing Date.

“Indemnified Party” has the meaning set forth in Section 6.2(a).

“Indemnifying Party” has the meaning set forth in Section 6.2(a).

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 4.12.

“Interim Reimbursement” has the meaning set forth in Section 5.6.

“Knowledge” means, in the case of EQM, the actual knowledge of Randall L. Crawford or M. Elise Hyland, and, in the case of EQT Gathering or EQT Gathering Holdings, the actual knowledge of Randall L. Crawford or M. Elise Hyland, in each case after due inquiry.  For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of such party, (ii) reasonable inquiry of those officers of, or Persons performing similar functions for, such party who have responsibility for the matter as to which a particular representation or warranty relates and (iii) a review with the principal accounting, tax and legal advisors of such party with respect to all relevant matters covered by the representations and warranties of such party.

“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Like-Kind Exchange” has the meaning set forth in Section 5.3(f).

“Material Contract” has the meaning set forth in Section 4.15(a).

“Material Permits” has the meaning set forth in Section 4.7(b).

“Nonassignable Assets” has the meaning set forth in Section 2.3.

“Non-Operational Assets” means those Assets identified in Exhibit A-3, all of which are assets that are not being used by EQT Gathering in the operation of the Gathering Assets on the Effective Date.

“Notice” has the meaning set forth in Section 7.5.

“Obligations” has the meaning set forth in Section 6.4(a).

“Operational Assets” means all Assets that are not Non-Operational Assets; provided, however that if any of the Assets identified in Exhibit A-3 are used by EQT Gathering in the operation of the Gathering Assets on or prior to the Effective Date, such assets shall be deemed Operational Assets under this Agreement.

“O&M Agreement” means the Amended and Restated Operation and Management Services Agreement, dated May 7, 2014, by and among EQT Gathering, Equitrans LP, EQM and EQM GP.

“Permits” means licenses, permits, agreements, and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of a party’s business as now being conducted.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Transferred Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law) and for which an appropriate reserve (if any) has been established in accordance with GAAP; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business provided that such lien will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder, provided that the payment obligation relating to each such lien is not overdue by more than sixty (60) days, unless the validity of, or the payment obligation relating to, such lien is being contested in good faith; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder (for avoidance of doubt, these shall include any defects and irregularities in title, encumbrances, exceptions and other matters that give rise to the Future AVC Assignments); (iv) Liens for Taxes that are not due and payable that will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets; (v) pipeline, utility and similar easements and other rights in respect of surface operations, provided that such easements and other rights will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with EQT Gathering’s or EQT Gathering Holdings’s business, provided that such liens will not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder and for which an appropriate reserve (if any) has been established in accordance with GAAP; (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities, which are customarily obtained subsequent to the sale or conveyance, as disclosed on Seller Disclosure Schedule 4.3 or, if not disclosed on Seller Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder; and (viii) all rights to consent by third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance, as disclosed on Seller Disclosure Schedule 4.3 or, if not disclosed on Seller Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Transferred Assets or EQT Gathering’s or EQT Gathering Holdings’s ability to perform its obligations hereunder.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Planned Expansion” has the meaning assigned to such term in the Gas Gathering Agreement.

“Planned Lateral” has the meaning assigned to such term in the Gas Gathering Agreement.

“Pre-Closing Distribution” means the distribution, prior to the Closing Date, of all of the Excluded Assets held by AVC and Rager to EQT Gathering Holdings.

“QEAT” has the meaning set forth in Section 5.3(f).

“QI” has the meaning set forth in Section 5.3(f).

“Rager” has the meaning set forth in the recitals.

“Rager Assets” means the following:

(a)                                 The Gas Storage Facility Lease Agreement, dated as of December 13, 2013, by and between AVC and Rager (the “Rager Lease”), under which Rager leases 2 billion cubic feet of natural gas storage capacity from AVC in the FERC-regulated storage field generally depicted on Exhibit C-1 (such capacity, the “Rager Capacity”);

(b)                                 All other Contracts, or portions of Contracts, as applicable, by which Rager is bound or subject related to the Rager Capacity, including storage agreements, declarations and orders, including those Contracts described in Exhibit C-2 (the “Rager Storage Contracts”);

(c)                                  All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the Rager Capacity; and

(d)                                 All storage files, the Rager Lease files, Rager Storage Contract files and all other books, records, data, files, maps and accounting records of Rager, excluding however, (A) all legal records and legal files of EQT Corporation or its Subsidiaries (other than (v) title opinions relating to the interests described in subsection (c) above, (x) the Rager Lease, (y) Rager Storage Contracts and (z) legal records and legal files of EQM or its Subsidiaries) and all other work product of and attorney-client communications with any of EQT Corporation’s or any of its

Subsidiaries’ legal counsel (other than EQM’s or any of EQM’s Subsidiaries’ legal counsel); (B) any other records to the extent constituting Excluded Assets; and (C) contracts and agreements of no further force and effect as of the Effective Date.

Notwithstanding the foregoing or anything to the contrary contained herein, the “Rager Assets” shall not include any of the Excluded Assets.

“Rager Assignment Agreement” means that Assignment Agreement substantially in the form of Exhibit F attached hereto, pursuant to which EQT Gathering Holdings will assign the Rager Interest to Equitrans Investments.

“Rager Interest” has the meaning set forth in the recitals.

“Rager Sale” has the meaning set forth in the recitals.

“Real Estate Assignment Agreement” means an Assignment to be entered into between EQT Gathering and EQM Gathering Opco with respect to the Assets in substantially the form attached as Exhibit D-2 hereto.

“Real Property Agreements” has the meaning set forth in Section 4.10(b).

“Real Property Assets” has the meaning set forth in Section 4.10(b).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Disclosure Schedules” has the meaning set forth in Article IV.

“Seller Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the Business, taken as a whole or (ii) the ability of EQT Gathering or EQT Gathering Holdings to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether a Seller Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military or terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of the Transferred Assets in the ordinary course of business, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting the Transferred Assets or the Business as compared with other similarly situated assets in the natural gas gathering and transportation industry.

“Straddle Period” has the meaning set forth in Section 5.3(c).

“Subject Interests” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 4.13.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Title Representation Breach” has the meaning set forth in Section 6.2(a).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.3(b).

“Transferred Assets” means, collectively, the Assets, the AVC Assets and the Rager Assets.

“Transferred Asset Insurance Policies” has the meaning set forth in Section 4.16.

“United States” means the United States of America.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, and effective as of the Effective Date: (i) EQT Gathering Holdings shall sell, transfer, assign and convey all of EQT Gathering Holdings’s right, title and interest in and to the AVC Interest to Equitrans LP, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of AVC, the DLLCA or applicable federal or state securities laws, and Equitrans LP shall acquire the AVC Interest from EQT Gathering Holdings; (ii) EQT Gathering Holdings shall sell transfer, assign and convey all of EQT Gathering Holdings’s right, title and interest in and to the Rager Interest to Equitrans Investments, free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Rager, the DLLCA or applicable federal or state securities laws, and Equitrans Investments shall acquire the Rager Interest from EQT Gathering Holdings; and (iii) EQT Gathering shall sell, transfer, assign and convey all of EQT Gathering’s right, title and interest in and to the Assets to EQM Gathering Opco, free and clear of all Liens other than Permitted Liens, and EQM Gathering Opco shall acquire the Assets from EQT Gathering.

Section 2.2                                    Assumed Liabilities.  Effective as of the Effective Date, (i) EQM Gathering Opco hereby assumes and agrees to duly and timely pay, perform and discharge all of the Asset Liabilities, to the full extent that EQT Gathering had been, prior to the Effective Date, or would have been in the future, obligated to pay, perform and discharge the Asset Liabilities but for the Asset Sale and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Asset Liabilities shall not (a) increase the obligation of EQM Gathering Opco with respect to the Asset Liabilities beyond that of EQT Gathering, (b) waive any valid defense that was available to EQT Gathering with respect to the Asset Liabilities, or (c) enlarge any rights or remedies of any third party under any of the Asset Liabilities; (ii) Equitrans LP hereby assumes and agrees to duly and timely pay, perform and discharge all liabilities arising out of or relating to the ownership of the AVC Interest; and (iii) Equitrans Investments hereby assumes and agrees to duly and timely pay, perform and discharge all liabilities arising out of or relating to the ownership of the Rager Interest.

Section 2.3                                    Nonassignable Assets.  Nothing in this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Assets which by their terms or by applicable law are nonassignable without the consent of a third party or a Governmental Authority or are cancelable by a third party in the event of an assignment without consent (the “Nonassignable Assets”) unless and until such consent shall have been obtained. When and if any such consents are obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, the assignment of the Nonassignable Asset subject thereto shall become effective automatically as of the date hereof, without further action on the part of any party. The parties agree to use their commercially reasonable efforts, at the sole cost and expense (including reasonable attorney’s fees) of EQT Gathering, to obtain on a timely basis the consents required to assign the Nonassignable Assets. In the event consents to the assignment of a Nonassignable Asset cannot be obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held from and after the

Effective Date, by EQT Gathering in trust for EQM Gathering Opco and the covenants and obligations thereunder shall be performed by EQM Gathering Opco in the name of EQT Gathering and all benefits, obligations and liabilities existing thereunder shall be for EQM Gathering Opco’s account.

Section 2.4                                    Excluded Assets.  EQM Gathering Opco agrees and acknowledges that EQM Gathering Opco shall not be granted, transferred, assigned or conveyed, and the Assets shall not include, any of the Excluded Assets. To the extent AVC or Rager hold any Excluded Assets, such Excluded Assets shall be assigned and transferred to EQT Gathering Holdings prior to the Closing. In the event EQM or any of its Subsidiaries collect any accounts receivable included in the Excluded Assets, EQM shall promptly remit such payments to EQT Gathering.

Section 2.5                                    Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by EQT Gathering. “Retained Liabilities” shall mean every liability and obligation of EQT Gathering other than the Asset Liabilities.

Section 2.6                                    Closing.

(a)                                 The closing of the Transactions (the “Closing”) shall take place at the principal offices of EQM on the Closing Date. At the Closing, (i) EQT Gathering and EQT Gathering Holdings shall deliver, or cause to be delivered, to EQM the Ancillary Agreements duly executed by EQT Gathering, EQT Gathering Holdings, EQT Production Company, and EQT Energy, LLC, as applicable, and an affidavit of EQT Production Company demonstrating non-foreign status meeting the requirements of Section 1445 of the Code and (ii) EQM shall deliver, or cause to be delivered, to EQT Gathering and EQT Gathering Holdings, as applicable, the Consideration in accordance with Section 2.8 and the Ancillary Agreements duly executed by Equitrans LP, Equitrans Investments and EQM Gathering Opco, as applicable.

(b)                                 The Transactions and the Closing shall be deemed effective for all purposes as of the Effective Date. EQT Gathering and EQT Gathering Holdings shall be entitled to all of the rights of ownership of the Assets, the AVC Interest and the Rager Interest, as applicable, prior to the Effective Date, and EQM Gathering Opco, Equitrans LP and Equitrans Investments shall be entitled to all of the rights of ownership of the Assets, the AVC Interest and the Rager Interest, as applicable, following the Effective Date.

Section 2.7                                    Subsequent Actions.  If, at any time after the Closing Date, EQM Gathering Opco, Equitrans LP and Equitrans Investments shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in EQM Gathering Opco, Equitrans LP or Equitrans Investments its right, title or interest in, to or under any of the Assets, the AVC Interest or the Rager Interest, as applicable, or otherwise to carry out this Agreement, EQT Gathering and EQT Gathering Holdings shall execute and deliver all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to the Assets, the AVC Interest and the Rager Interest in EQM Gathering Opco, Equitrans LP and Equitrans Investments, as applicable, or otherwise to carry out this Agreement.  EQT Gathering and EQT Gathering Holdings shall coordinate and cooperate with EQM Gathering Opco, Equitrans LP and Equitrans Investments and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 2.7.

Section 2.8            Consideration.  The aggregate consideration to be paid by EQM in respect of the Transactions shall be the Consideration.  EQM shall pay the Consideration at the Closing, in the form of a wire transfer of immediately available funds paid to EQT Gathering Holdings or its designees in such amounts designated by EQT Gathering Holdings.

Section 2.9            Effective Date Adjustments.  It is the intention of the parties to this Agreement that (i) the Consideration represents the purchase price for the Assets and the Subject Interests as of the Effective Date on a working capital-free and debt-free basis and (ii) the economic benefits and burdens of the Assets and Subject Interests shall be transferred to EQM as of the Effective Date.  Following the Closing, (a) in the event EQM or its subsidiaries (i) pay any amounts in respect of costs incurred prior to the Effective Date with respect to the Assets or the Subject Interests (including in respect of any accounts payable that are or should have been included in Retained Liabilities), EQT Gathering or EQT Gathering Holdings (as applicable) shall reimburse EQM for the amount of such payments, or (ii) collect any amounts in respect of revenues generated prior to the Effective Date with respect to the Assets or the Subject Interests (including in respect of any accounts receivable that are or should have been included in the Excluded Assets), EQM shall reimburse EQT Gathering or EQT Gathering Holdings (as applicable) for the amounts of such receipts, and (b) in the event EQT Gathering or EQT Gathering Holdings (i) pay any amounts in respect of costs incurred after the Effective Date with respect to the Assets or the Subject Interests (including in respect of any accounts payable that are or should have been included in the Assumed Liabilities), EQM shall reimburse EQT Gathering or EQT Gathering Holdings (as applicable) for the amount of such payments, or (ii) collect any amounts in respect of revenues generated after the Effective Date with respect to the Assets or the Subject Interests (including in respect of any accounts receivable that are or should have been included in the Assets), EQT Gathering or EQT Gathering Holdings (as applicable) shall reimburse EQM for the amounts of such receipts.  Notwithstanding the foregoing, Tax matters, including the payment of Taxes, allocation of Taxes and indemnification for Taxes shall be governed by Section 5.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EQUITRANS LP, EQUITRANS INVESTMENTS, EQM GATHERING OPCO AND
EQM

All representations and warranties of Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM are made subject to the exceptions noted in the schedules delivered by Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM to EQT Gathering and EQT Gathering Holdings concurrently herewith and identified by the parties as the “EQM Disclosure Schedules.”  Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM may, at their option, include in the EQM Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM each hereby represents and warrants as of the Closing to EQT Gathering and EQT Gathering Holdings as follows:

Section 3.1                                    Organization and Existence.

(a)           EQM is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)           Equitrans LP is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the Commonwealth of Pennsylvania, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(c)           Each of Equitrans Investments and EQM Gathering Opco is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2            Authority and Approval.

(a)           Each of Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM  has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM of this Agreement and the consummation by Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company or limited partnership, as applicable, action on the part of Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM, as applicable.  No other limited liability company or limited partnership, as applicable, proceeding on the part of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM.  This Agreement constitutes the legal, valid and binding obligations of Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM, enforceable against Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM in accordance with its terms.

(b)           The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, determined that this Agreement and the Transactions are fair to and in the best interests of EQM.

(c)           Equitrans Services, LLC, a Delaware limited liability company and the general partner of Equitrans LP, at a meeting duly called and held or by written consent in accordance with the DLLCA, approved this Agreement and the AVC Sale.

(d)           The sole member of Equitrans Investments at a meeting duly called and held or by written consent in accordance with the DLLCA, approved this Agreement and the Rager Sale.

(e)           The Board of Managers of EQM Gathering Opco,  at a meeting duly called and held or by written consent in accordance with the DLLCA, approved this Agreement and Asset Sale.

Section 3.3            No Conflict; Required Filings and Consents.

(a)           Except as otherwise provided in Section 3.3(b), the execution, delivery and performance by Equitrans LP, Equitrans Investments, EQM Gathering Opco and EQM of this Agreement or any of the Ancillary Agreements to which any of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                   Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or certificate of limited partnership, or limited liability company agreement or limited partnership agreement, of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM, as applicable;

(ii)                  Conflict with or violate any provision of any Applicable Law applicable to Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM or any property or asset of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM; or

(iii)                 Except as set forth in EQM Disclosure Schedule 3.3, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(b)           None of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM of this Agreement or any of the Ancillary Agreements to which any of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM is a party, or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (iii) as otherwise indicated in EQM Disclosure Schedule 3.3.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 3.4            Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Knowledge of EQM, threatened that (a) question or involve the validity or enforceability of Equitrans LP’s, Equitrans Investments’, EQM Gathering Opco’s or EQM’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 3.5            Brokers.  None of Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM has entered (directly or indirectly) into any agreement with any Person that would obligate Equitrans LP, Equitrans Investments, EQM Gathering Opco or EQM or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.6            Investment Intent.  Equitrans LP and Equitrans Investments are receiving the AVC Interest and the Rager Interest, respectively, for their own account with the present intention of holding such Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  Equitrans LP and Equitrans Investments have such knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risk of investments in the Subject Interests.  Equitrans LP and Equitrans Investments acknowledge that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that the Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EQT GATHERING AND EQT
GATHERING HOLDINGS

All representations and warranties of EQT Gathering and EQT Gathering Holdings are made subject to the exceptions noted in the schedules delivered by EQT Gathering and EQT Gathering Holdings to EQM, EQM Gathering Opco, Equitrans Investments and Equitrans LP concurrently herewith and identified by the parties as the “Seller Disclosure Schedules.”  EQT Gathering and EQT Gathering Holdings may, at their option, include in the Seller Disclosure

Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of EQT Gathering and EQT Gathering Holdings shall expire on the eighteen month anniversary of the Closing Date and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents), Section 4.9 (Capitalization; Title to Subject Interests) and Section 4.17 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.13 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, and (iii) the representations and warranties set forth in Section 4.10 (Title to Real Property) and Section 4.11 (Title to Personal Property; Condition of Assets) shall survive until the later of (A) the third anniversary of the Closing Date or (B) ninety days following the completion of any Expansions to which a representation or warranty made in Section 4.10 or Section 4.11 directly relates. EQT Gathering and EQT Gathering Holdings hereby represents and warrants as of the Closing to EQM, EQM Gathering Opco, Equitrans Investments and Equitrans LP as follows:

Section 4.1            Organization.  Each of EQT Gathering, EQT Gathering Holdings, AVC and Rager is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2            Authority and Approval.

(a)           Each of EQT Gathering and EQT Gathering Holdings has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by EQT Gathering and EQT Gathering Holdings of this Agreement and the consummation by EQT Gathering and EQT Gathering Holdings of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action of the part of EQT Gathering and EQT Gathering Holdings, as applicable.  No other limited liability company proceeding on the part of EQT Gathering or EQT Gathering Holdings is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by EQT Gathering and EQT Gathering Holdings.  This Agreement constitutes the legal, valid and binding obligations of EQT Gathering and EQT Gathering Holdings, enforceable against EQT Gathering and EQT Gathering Holdings in accordance with its terms.

(b)           The Board of Managers of EQT Gathering at a meeting thereof duly called and held or by written consent in accordance with the DLLCA approved this Agreement and the Asset Sale.

(c)           The Board of Managers of EQT Gathering Holdings at a meeting thereof duly called and held or by written consent in accordance with the DLLCA approved this Agreement, the AVC Sale and the Rager Sale.

Section 4.3            No Conflict; Required Filings and Consents.

(a)           Except as otherwise provided in Section 4.3(b), the execution, delivery and performance of this Agreement by EQT Gathering and EQT Gathering Holdings or any of the Ancillary Agreements to which EQT Gathering or EQT Gathering Holdings is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                   Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or limited liability company agreement of EQT Gathering or EQT Gathering Holdings, as applicable;

(ii)                  Conflict with or violate any provision of Applicable Law;

(iii)                 Except as set forth in Seller Disclosure Schedule 4.3, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, notice, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit (including any Material Permit), lease, joint venture or other instrument to which EQT Gathering or EQT Gathering Holdings is a party or by which it or any of the Transferred Assets or Subject Interests are bound; or

(iv)                Result in the creation of any Lien on any of the Transferred Assets or Subject Interests under any such indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)           Neither EQT Gathering nor EQT Gathering Holdings is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQT Gathering or EQT Gathering Holdings of this Agreement or any of the Ancillary Agreements to which EQT Gathering or EQT Gathering Holdings is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of EQT Gathering or EQT Gathering Holdings, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired,  (ii) for those which individually or in the aggregate would not reasonably be expected to have a

Seller Material Adverse Effect, (iii) any filings required to be made under the HSR Act, (iv) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law or (v) as otherwise indicated in Seller Disclosure Schedule 4.3.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 4.4            Financial Statements; Undisclosed Liabilities.

(a)           Seller Disclosure Schedule 4.4(a) sets forth a true and complete copy of the unaudited income statement for the Transferred Assets for the six months ended June 30, 2016 and the twelve months ended December 31, 2015, the unaudited balance sheet for the Transferred Assets as of June 30, 2016, and the cost basis of the Transferred Assets as of June 30, 2016 (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Transferred Assets at June 30, 2016 and the results of operations of the Transferred Assets for the six months ended June 30, 2016 and the twelve months ended December 31, 2015 in conformity with GAAP, except for (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments.

(b)           Except as set forth in the Financial Statements, there are no liabilities or obligations related to the Assets of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) current liabilities incurred in the ordinary course of business since June 30, 2016, and (ii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to exceed $125,000.

(c)           Except as set forth on Seller Disclosure Schedule 4.4(c) or in the Financial Statements, there are no liabilities or obligations related to the AVC Assets, the Rager Assets, or the Subject Interests of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) current liabilities incurred in the ordinary course of business since June 30, 2016, and (ii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to exceed $125,000.

Section 4.5            Internal Control Over Financial Reporting.  The system of internal controls over financial reporting to which the Transferred Assets are subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Transferred Assets.

Section 4.6            No Adverse Changes.  Except as set forth on Seller Disclosure Schedule 4.6, since June 30, 2016:

(a)           There has not been a Seller Material Adverse Effect;

(b)           The Transferred Assets have been maintained consistent with past practice;

(c)           There has not been any material damage, destruction or loss to any material portion of the Transferred Assets, whether or not covered by insurance;

(d)           There has been no delay in, or postponement of, the payment of any undisputed liabilities related to the Transferred Assets or the Subject Interests, individually or in the aggregate, in excess of $100,000;

(e)           Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the Transferred Assets, the Subject Interests or the Business;

(f)            Other than the Pre-Closing Distribution, neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has sold, pledged, distributed (or declared a distribution with respect to), declared as a dividend (or declared a dividend with respect to), disposed of or otherwise subjected to any Lien (other than a Permitted Lien) its interest in the Transferred Assets or the Subject Interests;

(g)           Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, in each case, that would be Asset Liabilities or that affect the Transferred Assets or the Subject Interests;

(h)           Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has (1) amended, waived, or modified in any material respect or consented to the termination of any Material Contract or amended, waived, modified or consented to the termination of any rights of EQT Gathering, AVC or Rager thereunder, or (2) entered into any Contract relating to the Transferred Assets other than in the ordinary course of business consistent with past practice;

(i)            Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has entered into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case which relates to the Transferred Assets;

(j)            Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has, other than in the ordinary course of business consistent with past practice, permitted the lapse of any right relating to Intellectual Property Assets or any other material intangible asset used in the Business;

(k)           Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has commenced or settled any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of EQT Gathering, AVC or Rager relating to the Transferred Assets and that do not involve payments individually or in the aggregate in excess of $25,000;

(l)            Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has, with respect to the Transferred Assets, accelerated the collection of or discounted any accounts receivable, delayed the payment of accounts payable or deferred expenses, reduced inventories or otherwise increased cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(m)          Neither EQT Gathering nor EQT Gathering Holdings, for itself or on behalf of AVC and Rager, and neither AVC nor Rager, as applicable, has taken any action, or failed to take any action, that would result in a breach of any covenant made by EQT Gathering, AVC or Rager in a Transferred Contract, an AVC Pipeline Contract or a Rager Storage Contract, as applicable, or that has or would reasonably be expected to have a Seller Material Adverse Effect; and

(n)           No Contract or agreement has been entered to, or commitment has been made to do any of the foregoing.

Section 4.7            Licenses; Permits.

(a)           All Material Permits, including all material Permits relating to the Operational Assets, are in full force and effect and are validly held by EQT Gathering, AVC or Rager, as applicable.

(b)           As of the date of this Agreement, except as set forth in Seller Disclosure Schedule 4.7(b), EQT Gathering, AVC and Rager, as applicable, have all material Permits relating to the Transferred Assets (the “Material Permits”). Seller Disclosure Schedule 4.7(b) sets forth a true and complete list of all material Permits that have been applied for and are pending in connection with the Expansions.

(c)           The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any Material Permits, including any material Permits relating to the Operational Assets, other than any modifications to any Material Permits that might be necessary or required in connection with the transfer of such Permits to EQM Gathering Opco, Equitrans LP or Equitrans Investments, as applicable, and which failure to so modify, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(d)           Each of EQT Gathering, AVC and Rager has complied in all material respects with all terms and conditions of the Material Permits, including any Permits relating to the Operational Assets.

(e)           There is no outstanding written notice, nor to EQT Gathering’s or EQT Gathering Holdings’s Knowledge, any other notice of suspension, revocation, cancellation or termination of any Material Permit.

(f)            Except as set forth on Seller Disclosure Schedule 4.7(f), no proceeding is pending or, to EQT Gathering’s or EQT Gathering Holdings’s Knowledge, threatened with respect to any alleged failure by EQT Gathering, AVC or Rager to have any Material Permit necessary for the operation of any of the Transferred Assets or to be in compliance therewith.

Section 4.8            Litigation; Laws and Regulations.  Except as set forth on Seller Disclosure Schedule 4.8:

(a)           There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to EQT Gathering’s or EQT Gathering Holdings’s Knowledge, threatened, against EQT Gathering, EQT Gathering Holdings, AVC or Rager, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against EQT Gathering, EQT Gathering Holdings, AVC or Rager, or (iii) pending or, to EQT Gathering’s or EQT Gathering Holdings’s Knowledge, threatened, investigations by any Governmental Authority against EQT Gathering, EQT Gathering Holdings, AVC or Rager, in each case with respect to the Transferred Assets or the Subject Interests.

(b)           None of EQT Gathering, EQT Gathering Holdings, AVC or Rager is in material violation of or in material default under any material Applicable Law relating to the Transferred Assets or the Subject Interests.

Section 4.9            Capitalization; Title to Subject Interests.

(a)           Immediately prior to the Closing, EQT Gathering Holdings is the sole member of each of AVC and Rager and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of AVC and Rager free and clear of all Liens other than restrictions on transfer under the applicable limited liability company agreement of AVC or Rager, the DLLCA or applicable federal or state securities laws. The AVC Interest represents 100% of the issued and outstanding limited liability company interests in AVC. The Rager Interest represents 100% of the issued and outstanding limited liability company interests in Rager.

(b)           There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire any equity interests of or in AVC or Rager (other than in connection with the AVC Sale or the Rager Sale, as applicable), (ii) no commitments on the part of AVC or Rager to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of AVC or Rager reserved for issuance for any such purpose.  Neither AVC nor Rager has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities (including its limited liability company interests).

Except for this Agreement and the limited liability company agreements of AVC and Rager, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of AVC or Rager (including its limited liability company interests).  Neither AVC nor Rager owns any equity interests in any other Person. The AVC Interest and Rager Interest have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement of AVC and Rager, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).

Section 4.10                             Title to Real Property. Except as set forth on Seller Disclosure Schedule 4.10:

(a)                                 The Assets include and constitute all real property owned by EQT Gathering that relate to the Applegate/McIntosh, Taurus, Terra, Three Rivers and D-497 development areas in EQT Gathering’s gathering system and which generated the revenue shown in the Financial Statements. The AVC Assets include and constitute all real property owned by AVC that relates to the gas transmission pipeline described in the AVC FERC Certificate.

(b)                                 As of the date hereof, EQT Gathering and AVC each has good, valid and indefeasible title to the Transferred Assets owned by it which constitute real property and are designated as such in Exhibit A-2, Exhibit A-3 or Exhibit B-2 hereto (the “Real Property Assets”), free and clear of all Liens (other than Permitted Liens).  EQT Gathering and EQT Gathering Holdings have made available to Equitrans LP, Equitrans Investments, EQM and/or EQM Gathering Opco true, correct and complete copies of all material agreements relating to the Real Property Assets, including all modifications, amendments, supplements, waivers, side letters thereto, title abstracts, title opinion letters and the like (collectively, the “Real Property Agreements”).  All Real Property Agreements (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other similar laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby, except where the failure of any such Real Property Agreement to be valid and enforceable or to grant the rights purported to be granted thereby would not reasonably be expected to have a Seller Material Adverse Effect with respect to the Real Property Assets.

(c)                                  No event of default by EQT Gathering, EQT Gathering Holdings or AVC presently exists under any material Real Property Agreement.  Neither EQT Gathering, EQT Gathering Holdings nor AVC has received notice of default under any material Real Property Agreement and to the Knowledge of EQT Gathering and EQT Gathering Holdings, no event of default exists under any material Real Property Agreement.  Each of EQT Gathering, EQT Gathering Holdings and AVC has fulfilled and performed all its material obligations with respect to all material Real Property Agreements.  No event has occurred that allows, or after notice or lapse of time would allow revocation or termination of any material Real Property Agreement or would result in any impairment of any material rights of a holder under any Easements, AVC Pipeline Easements, rights of way, memorandum of easements, permits, servitudes, licenses or leasehold estates, including, without limitation, leases, subleases and occupancy agreements, any instruments creating an interest in real property, and similar rights related to the Real Property used in connection with the Business.

(d)                                 To the Knowledge of EQT Gathering and EQT Gathering Holdings, there is no action pending or threatened for eminent domain or for condemnation of any material Real Property Asset, by any Governmental Authority or other Person.

(e)                                  EQT Gathering and EQT Gathering Holdings have no Knowledge, and neither EQT Gathering nor EQT Gathering Holdings has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any material Real Property Asset is in violation of any of the recorded covenants, conditions, restrictions, reservations, Easements, AVC Pipeline Easements or agreements applicable to such Real Property Asset.

(f)                                   Neither EQT Gathering nor EQT Gathering Holdings has received any written notice of, nor to the Knowledge of EQT Gathering or EQT Gathering Holdings, has a request or demand been otherwise made for, EQT Gathering or AVC to undertake renovations, repairs or construction work at any portion of the material Real Property Assets that constitute Operational Assets and to the Knowledge of EQT Gathering and EQT Gathering Holdings, there is currently no need to undertake renovations, repairs or construction work at any portion of the material Real Property Assets that constitute Operational Assets.  EQT Gathering and AVC, as applicable, have all rights necessary to effectuate any such repairs, replacements, alterations or maintenance that may be currently necessary for the operation and use of the pipelines, equipment and compressors located on the Real Property Assets owned by them.

(g)                                  The Real Property Assets include (i) all real property that is necessary for the operation of the Operational Assets in substantially the same manner as currently being conducted and (ii) the real property upon which the compressors are located (in each case as generally depicted on Exhibit A-1, Exhibit B-1 or Exhibit C-1).

Section 4.11                             Title to Personal Property; Condition of Assets.

(a)                                 Each of EQT Gathering, AVC and Rager has valid and transferrable title to the Transferred Assets owned by it that constitute personal property, free and clear of all Liens (other than Permitted Liens).  The Transferred Assets that constitute personal property include all personal property that is necessary for the operation of the Transferred Assets in substantially the same manner as currently being conducted.

(b)                                 The Operational Assets and any Non-Operational Assets that are necessary to operate the Business have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by EQT Gathering, AVC and Rager in the ordinary course of business and, except as set forth on Seller Disclosure Schedule 4.11(b), remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear (such normal wear and tear including subsidence affecting Transferred Assets and surface restoration requirements, in each case occurring in the ordinary course of business) and except as would not reasonably be expected to have a Seller Material Adverse Effect.  The Operational Assets and the Rager Lease (as applicable) are adequate to conduct EQT Gathering’s, AVC’s and Rager’s gas gathering, transportation and storage businesses substantially in accordance with past practice, in compliance with any material Applicable Law or requirements of a Governmental Authority.

(c)                                  Other than the Assets identified on Seller Disclosure Schedule 4.3, to the Knowledge of EQT Gathering, there are no Nonassignable Assets.  For any Nonassignable Assets, the failure to obtain any of the consents contemplated by Section 2.3 will not have a Seller Material Adverse Effect.

(d)                                 Other than Section 4.11(c), this Section 4.11 does not relate to real property or interests in real property, such items being the subject of Section 4.10, or to Intellectual Property, such items being the subject of Section 4.12.

Section 4.12                             Intellectual Property.  Each of EQT Gathering, AVC and Rager owns or has the right to use all Intellectual Property constituting part of the Transferred Assets owned by it (the “Intellectual Property Assets”), and the Transferred Assets do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  All Intellectual Property Assets owned by EQT Gathering, AVC and Rager, if any, are free and clear of all Liens (other than Permitted Liens).  The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of EQT Gathering, AVC or Rager under any contract providing for the license of any Intellectual Property to EQT Gathering, AVC or Rager, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Seller Material Adverse Effect.  There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to EQT Gathering, AVC, Rager or their respective operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by EQT Gathering, AVC or Rager.  Each of EQT Gathering, AVC and Rager has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 4.13                             Taxes.  Except as set forth on Seller Disclosure Schedule 4.13, (i) all Tax Returns required to be filed with respect to the Transferred Assets or the Subject Interests have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by EQT Gathering, EQT Gathering Holdings or any of their Affiliates with respect to the Transferred Assets or the Subject Interests which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Transferred Assets or the Subject Interests that arose in connection with any failure (or alleged failure) to pay any Tax on the Transferred Assets or the Subject Interests, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) none of the Transferred Assets consist of an equity or other ownership interest in any other Person for Tax purposes; (v) there is no material pending action, proceeding or, to the Knowledge of EQT Gathering or EQT Gathering Holdings, investigation for assessment or collection of Taxes (“Tax Proceeding”) and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Transferred Assets or the Subject Interests; (vi) since its formation, AVC has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section

301.7701-3(b)(1); and (vii) since the date of acquisition by EQT Corporation or one of its Subsidiaries, Rager has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1).

Section 4.14                             Environmental Matters.  Except as disclosed in Seller Disclosure Schedule 4.14, or as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:

(a)                                 The ownership and operation of the Transferred Assets are in compliance with applicable Environmental Laws;

(b)                                 The Transferred Assets are not subject to any pending or, to the Knowledge of EQT Gathering and EQT Gathering Holdings, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Laws (including designation of the owner or operator thereof as a potentially responsible party under CERCLA or any similar local or state law);

(c)                                  None of EQT Gathering, AVC or Rager has received any written communication that remains unresolved alleging either or both that (i) the ownership and operation of the Transferred Assets may be in violation of any Environmental Law, or any Permit issued pursuant to any Environmental Law (including any Environmental Permit), or (ii) EQT Gathering, EQT Gathering Holdings, AVC or Rager may have any liability under any Environmental Law;

(d)                                 All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by or on behalf of EQT Gathering, AVC or Rager under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed and are valid and currently in effect, and EQT Gathering, AVC, Rager and the Transferred Assets are in compliance with such authorizations; and

(e)                                  There has been no Release of any Hazardous Substance into the environment (i) at, on, under, within or from the Transferred Assets, or (ii) by EQT Gathering, AVC or Rager, or to the Knowledge of EQT Gathering and EQT Gathering Holdings, by a third party, in connection with the operation or use of the Transferred Assets, except in compliance with applicable Environmental Laws.

Section 4.15                             Contracts.

(a)                                 Seller Disclosure Schedule 4.15 contains a true and complete listing of the following contracts and other agreements with respect to the ownership and operation of the Transferred Assets (each such contract or agreement being referred to herein as a “Material Contract”):

(i)                                     Any natural gas gathering, transportation or storage agreement;

(ii)                                  Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $125,000 per annum;

(iii)                               Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $125,000;

(iv)                              Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the Transferred Assets, or (B) requiring EQT Gathering, AVC or Rager to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise relating to the Transferred Assets;

(v)                                 Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)                              Any agreement that prohibits or otherwise materially limits the ability of an owner of the Transferred Assets to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(vii)                           Any agreement by and among EQT Gathering, AVC, Rager or any Affiliate (other than EQM and its Subsidiaries) to the extent applicable to the Transferred Assets and which individually involves annual revenues or payments in excess of $125,000;

(viii)                        Any collective bargaining agreement;

(ix)                              Any lease under which EQT Gathering, AVC or Rager is the lessor or lessee of real property that provides for an annual base rental to or from EQT Gathering, AVC or Rager of more than $125,000;

(x)                                 Any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $125,000;

(xi)                              Any agreement that governs the use or development of Intellectual Property Assets (other than off-the-shelf software license agreements);

(xii)                           Any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect; or

(xiii)                        Any agreement (or group of related agreements with the same Person) not enumerated in this Section 4.15, the performance of which by any party thereto involves consideration in excess of $125,000.

(b)                                 EQT Gathering and EQT Gathering Holdings have made available to EQM, EQM Gathering Opco, Equitrans Investments and/or Equitrans LP a correct and complete copy of each Material Contract.

(c)                                  (i) Each Material Contract, and each of the other Transferred Contracts, AVC Pipeline Contracts and Rager Storage Contracts, is legal, valid and binding on and enforceable against EQT Gathering, AVC or Rager, as applicable, and to the Knowledge of EQT Gathering and EQT Gathering Holdings, against the other parties thereto, and is in full force and effect; (ii) none of EQT Gathering, AVC or Rager is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by EQT Gathering, AVC or Rager or permit termination, modification or acceleration under any Material Contract or under any of the other Transferred Contracts, AVC Pipeline Contracts or Rager Storage Contracts; (iii) to the Knowledge of EQT Gathering and EQT Gathering Holdings, no other party to any Transferred Contract, AVC Pipeline Contract or Rager Storage Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Transferred Contract, AVC Pipeline Contract or Rager Storage Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Transferred Contract, AVC Pipeline Contract or Rager Storage Contract; and (iv) following the consummation of the transactions contemplated by this Agreement, each Material Contract and each of the other Transferred Contracts, AVC Pipeline Contracts and Rager Storage Contracts will continue to be legal, valid and binding and in full force and effect on identical terms.

(d)                                 Except as set forth on Seller Disclosure Schedule 4.15, none of EQT Gathering, AVC or Rager has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract that continues to be unresolved.

Section 4.16                             Insurance.  Seller Disclosure Schedule 4.16 sets forth a list of the material insurance policies relating to the Transferred Assets that EQT Gathering, AVC or Rager holds or of which it is the beneficiary (the “Transferred Asset Insurance Policies”).  The Transferred Asset Insurance Policies are in full force and effect, and none of EQT Gathering, AVC or Rager has received written notice of any pending or threatened termination of such policies, except as set forth in Seller Disclosure Schedule 4.16.  Each of the Transferred Asset Insurance Policies is issued by an insurer that is financially sound and reputable as of the date hereof.  The Transferred Asset Insurance Policies, taken together, provide adequate insurance coverage for all risks normally insured against by a Person carrying on the same business or businesses as the Business in the same location.  The Transferred Asset Insurance Policies are sufficient for compliance with Applicable Law and all Material Contracts.

Section 4.17                             Brokers.  Neither EQT Gathering nor EQT Gathering Holdings has entered (directly or indirectly) into any agreement with any Person that would obligate EQT Gathering or EQT Gathering Holdings to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.18                             Disclosure.  No representation or warranty of EQT Gathering or EQT Gathering Holdings set forth in this Agreement, and no information contained in the Seller Disclosure Schedules, contains or will contain any untrue statement of a material fact.  To the Knowledge of EQT Gathering and EQT Gathering Holdings, there is no current state of facts that is not referenced in the representations and warranties of EQT Gathering or EQT Gathering

Holdings set forth in this Agreement, or in the Seller Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Seller Material Adverse Effect.

Section 4.19                             Qualifying Income.  At the Effective Date, under U.S. federal income tax law, 90% or more of the gross income that will be generated from the Assets constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

ARTICLE V
COVENANTS

Section 5.1                                    Public Announcements.  None of EQM, EQM Gathering Opco, Equitrans LP, Equitrans Investments, EQT Gathering Holdings, or EQT Gathering, nor any of their Representatives, will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Transactions, without the prior written consent of EQM GP, except as may be required by Applicable Law or any securities exchange on which the securities of a party are listed for trading, and in which case, the party required to issue such release shall provide EQM GP with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 5.2                                    Acknowledgements.  Each of EQM, Equitrans LP, Equitrans Investments and EQM Gathering Opco, on the one hand, and EQT Gathering and EQT Gathering Holdings, on the other hand, acknowledges that it has relied on the representations and warranties of the other parties expressly and specifically set forth in this Agreement, including, in the case of EQM, Equitrans LP, Equitrans Investments and EQM Gathering Opco, the Seller Disclosure Schedules as they exist on the date hereof and attached hereto, and, in the case of EQT Gathering and EQT Gathering Holdings, the EQM Disclosure Schedules as they exist on the date hereof and attached hereto.  Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that other than with respect to fraud or intentional misconduct all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed.

Section 5.3                                    Tax Matters.

(a)                                 Assistance and Cooperation.  EQM, EQT Gathering and EQT Gathering Holdings agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Transferred Assets or Subject Interests as is reasonably requested by EQM, EQT Gathering Holdings, EQT Gathering or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 5.3 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of EQM, EQT Gathering and EQT Gathering Holdings.

(b)                                 Transfer Taxes.  All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Transactions and the transfer of Consideration pursuant thereto shall be (1) borne equally by EQM and EQT Gathering with respect to the Asset Sale and (2) borne equally by EQM and EQT Gathering Holdings with respect to the AVC Sale and Rager Sale.  EQM, EQT Gathering and EQT Gathering Holdings shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.

(c)                                  Tax Allocation and Indemnification.  Except as provided in Section 5.3(b), EQT Gathering or EQT Gathering Holdings, as applicable, shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQM or its designee for, all Taxes related to the Transferred Assets or Subject Interests attributable to taxable periods ending prior to the Cut-off Date (the “EQT Gathering Period”), and EQM shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQT Gathering or EQT Gathering Holdings, as applicable, for, all Taxes related to the Transferred Assets or Subject Interests attributable to taxable periods beginning on or after the Cut-off Date (the “EQM Period”).  In the case of any Taxes related to the Transferred Assets or Subject Interests that are payable for any taxable period that begins before and ends after the Cut-off Date (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Cut-off Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending prior to the Cut-off Date and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the day prior to the Cut-off Date.  EQT Gathering or EQT Gathering Holdings, as applicable, shall be responsible for, and shall indemnify EQM for, all Taxes related to the Transferred Assets or Subject Interests with respect to the portion of any Straddle Period prior to the Cut-off Date.  EQM shall be responsible for, and shall indemnify EQT Gathering or EQT Gathering Holdings, as applicable, for all Taxes related to the Transferred Assets and the Subject Interests with respect to the portion of any Straddle Period on or after the Cut-off Date.  For the avoidance of doubt, this Section 5.3 is applicable (i) to EQT Gathering with respect to matters concerning the Assets and the Asset Sale and (ii) to EQT Gathering Holdings with respect to matters concerning the Subject Interests, the AVC Assets, the Rager Assets, the AVC Sale and the Rager Sale.

(d)                                 Filing of Tax Returns; Payment of Taxes.  Except as otherwise provided, regardless of which party is responsible for Taxes and without affecting the right of any party to be indemnified for Taxes under this Section 5.3, EQT Gathering or EQT Gathering Holdings, as applicable, shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any EQT Gathering Period (and shall file all such Tax Returns), and EQM shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Straddle Period or EQM Period (and shall file all such Tax Returns).  EQT Gathering or EQT Gathering Holdings, as applicable, shall deliver to EQM within thirty (30) days of filing copies of all Tax Returns filed by or on behalf of EQT Gathering or EQT Gathering Holdings, as applicable, after the Closing Date relating to the Transferred Assets or Subject Interests and any supporting documentation provided by or on behalf of EQT Gathering or EQT Gathering Holdings, as applicable, to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(e)                                  Cooperation Regarding Allocation of Consideration.  EQT Gathering, EQT Gathering Holdings and EQM shall cooperate to prepare an allocation of the Consideration among the various classes of the Transferred Assets in accordance with and as provided by Section 1060 of the Code.  The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Governmental Authority shall be prepared and filed consistently with any such agreed upon allocation.  The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

(f)                                   Like-Kind Exchange.  Any party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Transferred Assets (a “Like-Kind Exchange”) at any time prior to the Closing Date. In order to effect a Like-Kind Exchange, a non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange. EQM reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Transferred Assets to EQM’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. EQT Gathering or EQT Gathering Holdings, as applicable, and EQM acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either EQT Gathering or EQT Gathering Holdings, as applicable, or EQM from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Transferred Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all costs, expenses, claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

Section 5.4                                    Access to Excluded Assets.  Following the Closing, employees of EQT Gathering which are seconded to EQM Gathering Opco pursuant to the O&M Agreement shall be granted access to those Excluded Assets which are necessary to operate the Transferred Assets. EQM Gathering Opco, Equitrans LP, Equitrans Investments and EQM shall receive any benefits of such Excluded Assets and any other Excluded Assets that are related to the Transferred Contracts, AVC Pipeline Contracts and Rager Storage Contracts or that are needed to carry out the intent of the transactions contemplated hereby and the Ancillary Agreements.

Section 5.5                                    EQT Energy Supply, LLC Operating Agreement.  The Amended and Restated Operating Agreement of EQT Energy Supply, LLC dated as of April 15, 2016, entered into among EQT Energy Supply, LLC, EQT Energy Supply Holdings, LP, and EQM shall be amended and restated to the Second Amended and Restated Operating Agreement in the form attached hereto as Exhibit G in connection with the Closing.

Section 5.6                                    Reimbursement of Expansion Capital Cost Overruns.  EQM Gathering Opco acknowledges and agrees that following the Closing it shall be obligated under the Gas Gathering Agreement to construct the Expansions in accordance with the terms of the Gas Gathering Agreement.  EQT Gathering and EQT Gathering Holdings agree to promptly reimburse EQM Gathering Opco for the amount by which the aggregate costs of the Expansions paid by EQM Gathering Opco (i) prior to December 31, 2018, exceeds $95,300,000 (such reimbursed amount, if any, being the “Interim Reimbursement”) and (ii) prior to December 31, 2020 (the aggregate cost as of such date being the “Final Cost”), exceeds the cumulative amount of $105,300,000; provided, that if, (i) the Final Cost is less than $105,300,000, EQM Gathering Opco shall refund to EQT Gathering the entirety of the Interim Reimbursement, (ii) the Final Cost is greater than $105,300,000 but less than the sum of $105,300,000 plus the Interim Reimbursement, EQM Gathering Opco shall refund to EQT Gathering the amount by which the Interim Reimbursement exceeds the difference of the Final Cost less $105,300,000 and (iii) the Final Cost is greater than or equal to the sum of $105,300,000 plus the Interim Reimbursement, no refund of the Interim Reimbursement is required, but the additional reimbursement in connection with the Final Cost shall be reduced by the Interim Reimbursement already paid.  If construction of any of the Expansion is delayed past December 31, 2020 as a result of factors not within the control of EQM Gathering Opco, the reimbursement and refund obligations tied to such date shall be extended to ninety (90) days after the date of completion of such Expansions.  For federal income tax purposes, EQM will report such payments, if any, as a purchase price adjustment.

Section 5.7                                    Future AVC Assignments.  EQT Gathering Holdings acknowledges and agrees that it shall use its commercially reasonable efforts to execute and record instruments to effect the Future AVC Assignments requested by EQM or its Subsidiaries, and that costs associated with the foregoing shall be indemnified by EQT Gathering Holdings pursuant to Section 6.1(c).

ARTICLE VI
INDEMNIFICATION

Section 6.1                                    Indemnification.

(a)                                 Indemnification by EQT Gathering and EQT Gathering Holdings.  EQT Gathering and EQT Gathering Holdings shall jointly and severally indemnify, defend and hold harmless EQM from any and all Adverse Consequences (whether or not arising from third-party claims) incurred by EQM, its Subsidiaries (including EQM Gathering Opco, Equitrans LP, Rager, Equitrans Investments and AVC)) and their respective officers, directors, employees, consultants and agents (the “EQM Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQT Gathering or EQT Gathering Holdings set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Seller Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQT Gathering or EQT Gathering Holdings contained in this Agreement, (iii) any liabilities relating to Excluded Assets or the Retained Liabilities or (iv) any Taxes for which EQT Gathering or EQT Gathering Holdings is liable under Section 5.3.

(b)                                 Indemnification by EQM.  EQM shall indemnify, defend and hold harmless EQT Gathering and EQT Gathering Holdings from any and all Adverse Consequences (whether or not arising from third-party claims) incurred by EQT Gathering or EQT Gathering Holdings, their Affiliates (other than EQM and its Subsidiaries, including EQM Gathering Opco, Equitrans LP, Rager, Equitrans Investments and AVC) and their respective officers, directors, employees, consultants and agents (the “EQT Gathering Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQM, Equitrans LP, Equitrans Investments or EQM Gathering Opco set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQM Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQM, Equitrans LP, Equitrans Investments or EQM Gathering Opco, (iii) any Asset Liabilities, or (iv) any Taxes for which EQM is liable under Section 5.3.

(c)                                  Future AVC Assignments Indemnity.  Subject to the limitation set forth in Section 6.2(b), EQT Gathering Holdings shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences arising out of the Defective Transfers, including without limitation, any and all out of pocket fees and expenses reasonably incurred by EQM, its Subsidiaries (including EQM Gathering Opco, Equitrans LP, Rager, Equitrans Investments and AVC)) and their respective officers, directors, employees, consultants and agents to effect the Future AVC Assignments (the “Future AVC Assignments Indemnification”).

Section 6.2                                    Limitations Regarding Indemnification.

(a)                                 The indemnification obligations (i) set forth in Section 6.1(a)(i) and (ii) and Section 6.1(b)(i) and (ii) shall terminate on the eighteen-month anniversary of the Closing Date except as otherwise provided in Section 6.2(a)(iii) below, (ii) set forth in Section 6.1(a)(iii) and (iv) and Section 6.1(b)(iii) and (iv) shall terminate on the 60th day after the termination of any applicable statute of limitations, and (iii) that relate to any breach of any representations and warranties set forth in Section 4.9, Section 4.10 or Section 4.11 (such breach under any such Section, a “Title Representation Breach”) shall terminate the later of (A) on the third anniversary of the Closing Date or (B) ninety days following the completion of any of the Expansions to which the representations and warranties made in Section 4.9, Section 4.10 or Section 4.11 relate; provided, however, that any such indemnification obligation with respect to an Adverse Consequence shall survive the time at which it would otherwise expire pursuant to this Section 6.2(a) if notice of such Adverse Consequence is properly given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.

(b)                                 The aggregate liability of EQT Gathering and EQT Gathering Holdings under Section 6.1(a)(i) other than for liability arising from a Title Representation Breach, or Section 4.1, Section 4.2, and Section 4.17, shall not exceed 15% of the Consideration.  The aggregate liability of EQT Gathering and EQT Gathering Holdings under Section 6.1(a)(i) for Title

Representation Breaches, under Section 6.1(c) for Future AVC Assignments Indemnification, or under Section 4.1, Section 4.2, and Section 4.17 shall not exceed the Consideration.

(c)                                  No claims may be made against EQT Gathering or EQT Gathering Holdings for indemnification pursuant to Section 6.1(a)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQM Protected Parties exceeds $250,000, after which EQT Gathering or EQT Gathering Holdings, as applicable, shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 6.2(b).

(d)                                 No claims may be made against EQM for indemnification pursuant to Section 6.1(b)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQT Gathering Protected Parties exceeds $250,000, after which EQM shall be liable for the full amount of such claims in excess of $250,000.

(e)                                  In no event shall EQT Gathering or EQT Gathering Holdings be obligated to the EQM Protected Parties under Section 6.1(a) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQM Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQM Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQM Protected Parties from third persons.

(f)                                   In no event shall EQM be obligated to the EQT Gathering Protected Parties under Section 6.1(b) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQT Gathering Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQT Gathering Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQT Gathering Protected Parties from third persons.  In no event shall EQM be obligated (whether by way of contribution, conveyance or otherwise) to the EQT Gathering Protected Parties after the Effective Date for any Adverse Consequences owed by EQT Gathering or EQT Gathering Holdings prior to the Effective Date.

Section 6.3                                    Indemnification Procedures.

(a)                                 The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VI, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.  Notwithstanding anything in this Article VI to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VI, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the

Conflicts Committee in the case of the EQM Protected Parties) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article VI, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 6.3.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VI; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.  In addition, in no event shall an EQM Protected Party be required to file a claim against any of the EQM Protected Parties in order seek indemnification under Section 6.1(a).

(d)                                 The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.

Section 6.4                                    EQT Guaranty.

(a)                                 Guaranty.  Subject to the terms of this Section 6.4, EQT Corporation hereby unconditionally, absolutely and irrevocably guarantees to the EQM Protected Parties the payment and performance of EQT Gathering’s and EQT Gathering Holdings’ obligations, as applicable, under (i) Section 6.1(a) and (c) in each case subject to the applicable limitations in Article VI, and (ii) Section 5.6 ((i) and (ii) collectively, the “Obligations”) when due and payable (the “Guaranty”).

(b)                                 Amendments with Respect to Obligations, etc.  Other than as provided in this Section 6.4, EQT Corporation agrees that EQM, EQM Gathering Opco, Equitrans Investments and Equitrans LP may, in EQM’s, EQM Gathering Opco’s, Equitrans Investments’ or Equitrans LP’s sole discretion, without notice to or consent of EQT Corporation and without in any way releasing, affecting or impairing the obligations and liabilities of EQT Corporation under the Guaranty, at any time: (i) extend the time of payment of any amounts due under this Agreement or any of the Ancillary Agreements and otherwise waive compliance with any conditions, terms or covenants, or waive any breaches, defaults or events of default under, or grant any other indulgences or forgiveness with respect to, this Agreement or any of the Ancillary Agreements, (ii) modify, amend or change, in any manner, any terms or provisions of this Agreement (other than this Section 6.4, it being understood and agreed that any modification of this Section 6.4 shall require the written consent of EQT Corporation) or any of the Ancillary Agreements, in each case in accordance with the terms hereof and thereof, (iii) grant extensions with respect to this Agreement or any of the Ancillary Agreements, (iv) effect any release, compromise or settlement in connection with this Agreement or any of the Ancillary Agreements, in each case in accordance with the terms hereof and thereof; provided, however, that EQT Corporation shall be released from its Obligations hereunder to the same extent that EQT Gathering or EQT Gathering Holdings is released from any of its Obligations, (v) assign or otherwise transfer this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof, and (vi) deal in all respects with EQT Gathering and EQT Gathering Holdings as if the Guaranty were not in effect.  In furtherance of the foregoing, the Guaranty shall in all respects be valid and binding on EQT Corporation even if all or any portion of the assets of or equity (including limited liability company interests or partnership interests) in, whether owned directly or indirectly by EQT Corporation, or other beneficial interests in EQT Gathering or EQT Gathering Holdings is transferred to any other person or entity or there occurs any merger, consolidation, restructuring, termination, dissolution or liquidation of EQT Gathering or EQT Gathering Holdings.

(c)                                  Payment; Certain Waivers.  Other than as provided in Section 6.4(g), this is a guaranty of payment and performance and not of collection, and the liability of EQT Corporation under the Guaranty shall be primary, direct and immediate, and not conditional or contingent upon pursuit by any of the EQM Protected Parties of any remedies it may have against EQT Gathering or EQT Gathering Holdings.  EQT Corporation shall pay to the EQM Protected Parties, upon demand, all expenses (including all reasonable attorneys’ fees) incurred by the EQM Protected Parties in connection with judicial enforcement of EQT Corporation’s obligations under the Guaranty.  EQT Corporation hereby waives all surety defenses available to it as a guarantor (other than the defense of payment and any defense that EQT Gathering and EQT Gathering Holdings may have to the payment of the primary Obligations except for defenses arising out of or related to bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance or transfer, or other similar laws).

(d)                                 Reinstatement.  Notwithstanding anything contained in this Section 6.4, the Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of all, or any part thereof, of the Obligations is rescinded or must otherwise be restored by any of the EQM Protected Parties, whether due to any bankruptcy or insolvency or otherwise. The insolvency of EQT Gathering, EQT Gathering Holdings or EQT Corporation, and any bankruptcy or reorganization proceeding with respect thereto, shall not affect in any way EQT Corporation’s unconditional and absolute liability hereunder.

(e)                                  Subordination and No Subrogation.  Until the Obligations are paid in full, EQT Corporation irrevocably waives any and all rights to which EQT Corporation may be entitled, by operation of law or otherwise, upon making any payment hereunder, (i) to be subrogated to the rights of any of the EQM Protected Parties against EQT Gathering or EQT Gathering Holdings with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by EQT Gathering or EQT Gathering Holdings in respect thereof, or (ii) to receive any payment, in the nature of contribution or for any other reason, from any person or entity with respect to such payment.  No set-off, counterclaim or reduction, no diminution of an obligation, and no defense of any kind or nature that EQT Corporation may have against EQT Gathering, EQT Gathering Holdings or any of the EQM Protected Parties shall affect, modify or impair the obligations hereunder of EQT Corporation.

(f)                                   Representations and Warranties.  EQT Corporation hereby represents and warrants that:  (i) it will derive a substantial financial or other advantage from the transactions contemplated by this Agreement; (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and do not contravene any provision of EQT Corporation’s organizational documents or any Applicable Law, order of Governmental Authority or contract binding on EQT Corporation or its assets; (iii) no action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement by EQT Corporation; (iv) the Guaranty constitutes a legal, valid and binding obligation of EQT Corporation enforceable against EQT Corporation in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law); and (v) EQT Corporation has the financial capacity to pay and perform, or cause to be paid and performed, its obligations under the Guaranty.

(g)                                  Demands. EQM shall make a demand to EQT Corporation for performance or payment in writing, stating specifically that EQM is calling upon EQT Corporation to pay under this Guaranty, stating briefly the specific Obligation EQT Gathering or EQT Gathering Holdings, as the case may be, has failed to pay and providing an explanation in reasonable detail of why such payment is due under this Agreement.  A demand satisfying the foregoing requirements shall be required with respect to the Obligations before EQT Corporation is required to pay and shall be deemed sufficient notice to EQT Corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1                                    Fees and Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 7.2                                    Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties at the time of the amendment, modification or supplement, and after the Conflicts Committee has approved such amendment, modification or supplement, as applicable.

Section 7.3                                    Extension.  The parties may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.4                                    Waiver.  The parties may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 7.5                                    Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

(a)                                                                                 if to EQT Gathering, EQT Gathering Holdings or EQT Corporation to:

c/o EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  General Counsel

Telephone: 412-553-5907

Facsimile:  412-553-5970

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention:  Mike Bengtson

Facsimile:  512-322-8349

(b)                                                                                 if to EQM, Equitrans LP, Equitrans Investments or EQM Gathering Opco, to:

EQT Midstream Partners, LP

c/o EQT Midstream Services, LLC

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  Chief Financial Officer
Telephone: 412-395-3910
Facsimile:  412-553-5842

with a copy (which shall not constitute notice) to:

EQT Midstream Partners, LP

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  Conflicts Committee Chair c/o Corporate Secretary
Telephone: 412-553-7706
Facsimile:  412-553-7781

and with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.

920 North King Street

Wilmington, DE 19801

Attention: Srinivas M. Raju

Facsimile: 302-651-7701

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 7.6                                    Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 7.7                                    Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and any other agreements entered into contemporaneously with the execution and delivery of this Agreement or the Closing constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.8                                    No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns, the Conflicts Committee and the EQM Protected Parties and the EQT Gathering Protected Parties (solely as provided for in Section 6.1), any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.9                                    Governing Law.

(a)                                 This Agreement shall be construed and enforced in accordance with the Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.  Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Commonwealth of Pennsylvania.

(b)                                 Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, incidental, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with this Agreement).

Section 7.10                             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of EQM (in the case of an assignment by EQT Gathering or EQT Gathering Holdings) or EQT Gathering and EQT Gathering Holdings (in the case of an assignment by EQM, Equitrans LP, Equitrans Investments or EQM Gathering Opco), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.11                             Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 7.12                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 7.13                             Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.14                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 7.16                             Electronic Signature.  This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

Section 7.17                             Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.18                             No Presumption Against Drafting Party.  Each of EQT Gathering Holdings, EQT Gathering, EQM, Equitrans LP, Equitrans Investments and EQM Gathering Opco acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EQT GATHERING, LLC

		By:	/s/ Randall L. Crawford
		Name:	Randall L. Crawford
		Title:	President

EQT GATHERING HOLDINGS, LLC

		By:	/s/ Randall L. Crawford
		Name:	Randall L. Crawford
		Title:	President

Solely for purposes of Section 6.4:

EQT CORPORATION

By:	/s/ Robert J. McNally
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement
(Project Ferrari)

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC, its general partner

By:	/s/ Robert J. McNally
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

EQUITRANS, L.P.

By:	Equitrans Services, LLC, its general partner
By:	Equitrans Investments, LLC, its sole member
By:	EQT Midstream Partners, LP, its sole member
By:	EQT Midstream Services, LLC, its general partner

By:	/s/ Robert J. McNally
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

EQUITRANS INVESTMENTS, LLC

By:	EQT Midstream Partners, LP, its sole member
By:	EQT Midstream Services, LLC, its general partner

By:	/s/ Robert J. McNally
Name:	Robert J. McNally
Title:	Senior Vice President and Chief Financial Officer

EQM GATHERING OPCO, LLC

By:	/s/ Randall L. Crawford
Name:	Randall L. Crawford
Title:	President

Signature Page to Purchase and Sale Agreement
(Project Ferrari)